SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is made and entered into as of December 27, 2010, by and among CoreStream Energy, Inc., a Nevada corporation (formerly Zealous, Inc.), and its predecessors, affiliates, successors and subsidiaries (collectively “CoreStream”), Angel Acquisition Corp., a Nevada corporation, Zealous Asset Management, LLC, a Delaware limited liability company (“ZAM”), Zealous Partners, LLC, a Delaware limited liability company  (“ZP”), Ault Glazer Capital Partners, LLC, a Delaware limited liability company (“AGCP”), Zealous Interactive, Inc., Health and Wellness Partners, Inc., Zealous Capital Group, Inc., Zealous Trading Group, Inc., Zealous Capital Markets, LLC, ASNI-II, Inc., Zealous ATS, LLC, Zealous Real Estate Partners, LLC, Zealous Real Estate Consulting, LLC, Ault Glazer & Co., Inc., a Colorado corporation, Zealous Income Partners, L.P., Milton “Todd” Ault, III and all of their respective Affiliates, subsidiaries, predecessors, and assigns  (collectively, and jointly and severally (and for added emphasis, each and every instance of this defined term includes, without limitation, Milton “Todd” Ault III, CoreStream and AGCP) the “Zealous/Ault Parties”), Patient Safety Technologies, Inc. (“PST”), Bodnar Capital Management, LLC, a Delaware limited liability company (“BCM) and Steven Bodnar (“Bodnar”) (the Zealous/Ault Parties, PST, BCM and Bodnar, are each referred to herein as a “Party” and collectively, as the “Parties”).

RECITALS

A.           WHEREAS, pursuant to an Amendment and Early Conversion of Secured Convertible Promissory Note, dated September 5, 2008, between AGCP and PST (the “Amendment of Note”), PST and AGCP amended a Secured Convertible Promissory Note dated on or about August 10, 2008 (the “Note”), having an original principal balance of $2,530,558.40 and made other agreements which provided, subject to certain conditions, that the entire principal balance owing under the Note would be converted into 1,300,000 shares of PST common stock and other consideration.  Bodnar and BCM have no knowledge of these facts.

B             WHEREAS, pursuant to an Agreement for the Advancement of Common Stock Prior to Close of the Amendment and Early Conversion of Secured Convertible Promissory Note Dated September 5, 2008, dated September 12, 2008 (the “Advancement Agreement”), PST and AGCP agreed that PST would advance 300,000 shares of PST common stock to AGCP on the understanding that the conversion of the Note into PST common stock contemplated by the Amendment of Note would occur by September 19, 2008.  Bodnar has no knowledge of these facts.

C.            WHEREAS, PST advanced to AGCP the 300,000 shares contemplated by the Advancement Agreement plus, subsequently, an additional 500,000 shares of PST common stock, such that the total number of shares advanced by PST prior to the date hereof in connection with the Amendment of Note and the Advancement Agreement was 800,000 (300,000 +500,000), with a remaining maximum balance due AGCP, subject to the conditions in the Amendment of Note, being equal to 500,000 shares of PST common stock (such 500,000 shares, the “Shares”).  Bodnar and BCM have  no knowledge of these facts.

Settlement Agreement, dated December 27, 2010

D.           WHEREAS, in an unrelated matter, BCM become the judgment creditor of  amongst others, AGCP, by virtue of a judgment (the “BCM First Judgment”), dated on November 19, 2008, rendered in favor of BCM against ZAM, AGCP and Milton “Todd” Ault, III, in the action known as BODNAR CAPITAL MANAGEMENT, LLC v. AULT GLAZER CAPITAL PARTNERS LLC, ZEALOUS ASSET MANAGEMENT, LLC and MILTON “TODD” AULT, III, Civ. No: 3:08-CV-00199 (JBA) filed in the United States District Court of Connecticut ("BCM First Action"), in the amount of $350,000, which, after interest and attorneys fees assessed at the time of entry, resulted in a total judgment as entered of $371,885.96 (the “BCM First Judgment Amount”).

E.            The BCM First Judgment Amount continues to accrue interest until satisfied and is subject to increase to account for BCM's attorneys' fees incurred in collection.

F.            WHEREAS, BCM procured a Writ of Execution from the United States District Court, Central District of California, Case No. CV-09-00144 ABC-(JCx) (the “Writ”) instructing the United States Marshals Service, as levying officer, pursuant to a Notice of Levy served on PST on October 26, 2010 (the “Levy”) to levy upon PST “all stock of Patient Safety Technologies owed to the judgment debtor [AGCP]” in order to satisfy an amount equal to the BCM First Judgment Amount plus a levy fee of $45.00 plus daily interest of $101.88 (including all daily interest through the Effective Date (as defined below), the “Total BCM First Judgment Amount”).

G.            WHEREAS, there is a case currently pending before the Superior Court of California, County of Orange, Central Justice Center, entitled “Zealous Asset Management, LLC v. Patient Safety Technologies, et. al”, Case No. 00424948 (the “Action”) concerning, among other things, the Amendment Agreement and the Advancement, as well as 2,600 shares of PST’s Series A Preferred Stock (the “Series A Preferred”).

H.            WHEREAS, subject to and consistent with the terms of this Agreement, BCM and the Zealous/Ault Parties wish to have the Total BCM First Judgment Amount satisfied by the issuance and delivery to BCM of the Shares that PST conditionally owes to AGCP, and PST is willing to issue and deliver such Shares to BCM and provide other consideration to AGCP in consideration of receiving a dismissal and release of the Action (Causes of action 3 through 10 of the Action) and its underlying claims and certain other covenants and agreements herein.

I.             WHEREAS, PST and BCM deny ZAM’s allegations in the Action and nothing contained in this Agreement shall be construed as an admission by any party of any liability of any kind to any other party or any other person.

J.             WHEREAS, although some of the Zealous/Ault Parties might have ceased to exist under applicable state law, lack good standing or owe taxes in order to be reinstated (the “Suspended Zealous Entities”), the other Zealous/Ault Parties (the “Non-Suspended Zealous/Ault Parties”) intend to assume responsibility for any such Suspended Zealous Entity’s obligations hereunder on the terms and conditions set forth herein, with the goal of making this Agreement effective and binding to the maximum possible extent.

Settlement Agreement, dated December 27, 2010

K.            WHEREAS, the Parties hereto agree and acknowledge that because it may be difficult to know for certain whether each and every claim being released herein is owned by each and every party purporting to release such claim, it is therefore a material inducement to each of them to entering this Agreement that the releases and covenants herein be granted by all of the Parties signatories hereto, and each Party hereto agrees that it benefits directly and indirectly from the structure of this Agreement and the parties and claims affected hereby.

NOW THEREFORE, the Parties adopt the foregoing Recitals as a statement of their intent and, in consideration of the mutual promises and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to the following:

1.            Effective Date.  Upon execution of this Agreement by all Parties hereto, this Agreement shall become effective on the date of the Agreement recited above (the “Effective Date”); provided, however, as provided in Section 3.1.1 and Section 3.2.1 below, certain provisions of this Agreement shall only become legally binding upon performance of conditions specified herein.

2.            Stock and Cash Consideration and Delivery.

2.1         Within ten (10) business days after the Effective Date, PST shall issue the Shares to BCM, in the name and to the address, and with the shareholder information set forth on Schedule 1 hereto.  BCM shall promptly acknowledge in writing receipt of the certificate representing the Shares to the other Parties.  BCM understands that the certificate representing the Shares are, under the SEC’s Regulation D, considered “restricted securities” and shall bear a restrictive legend in the form of Schedule 2 hereto.  PST at its sole cost and expense, will be required to cooperate and assist BCM, to a commercially reasonable extent, with BCM's efforts to remove the restrictions and any restrictive legend (the “Legend”) from the Shares, such that they are freely tradable after complying with applicable law regarding restricted stock transfers.  PST will be required to so act within 10 days of each request by BCM in its efforts to remove the restrictions and the Legend from the Shares, which would include for example only and without limitation, executing and/or countersigning any documents or Schedules reasonably required by BCM in its sole discretion in connection with BCM's efforts to remove the restrictions and the Legend from the Shares, such as for example only, signing a form sent to PST by or on behalf of BCM and PST returning it to BCM within 10 days of PST's receipt thereof from BCM or its representatives or providing legal opinions to its transfer agent in compliance with any applicable SEC rules or regulations for purposes of removing the Legends or instructing PST's transfer agent to remove the Legend.  Notwithstanding anything in the paragraph to the contrary, BCM shall also reasonably cooperate with PST and provide customary paperwork to PST in connection with a proposed transfer, and PST shall not be required to do more than what is customarily done by public companies in connection with a request to transfer restricted stock.

Settlement Agreement, dated December 27, 2010

Further, in connection with a proposed sale of the Shares, PST will promptly, i.e, within 10 days of being requested by BCM,  instruct its transfer agent to re-issue the Shares without any restrictive legend or the Legend, including, if necessary, procuring a customary legal opinion to the transfer agent upon the following being satisfied: (i) PST has received a representation letter from BCM that it has held and owned the Shares (and has not hedged such ownership) for at least 6 months after  PST delivers the Shares to BCM, and that BCM is not an affiliate of PST (and has not been an affiliate of PST in the 3 months before the date of the proposed sale) and (ii) adequate current public information about PST is available.  "Affiliate" and  "current public information" being defined within the meaning of applicable law.  If applicable law or any of the facts and conditions contemplated in this paragraph change between now and the date of BCM's proposed sale, then PST, at its sole cost and expense will cooperate and assist BCM, to a commercially reasonable extent, to take all necessary action (subject to the last sentence of the preceding paragraph and compliance with applicable law regarding restricted stock transfers) for removal of the restrictive Legend from the Shares."  PST and BCM agree that the applicable 6 month holding period commences on the date that PST sends to the shares to BCM.

2.2         Upon receipt of the Shares by BCM, BCM shall acknowledge satisfaction of the BCM First Judgment described in paragraph D above and execute and deliver to AGCP and the other defendants named in the BCM First Action, a Satisfaction of Judgment in the usual form under the Federal Rules of Civil Procedure.

2.3         Within ten (10) business days after the Effective Date, PST shall pay Pacific Premier Law Group (“PPLG”), counsel for AGCP and the Zealous/Ault Parties, entirely for the account and benefit of AGCP in payment of amounts AGCP owes to PPLG, the total sum of sixteen thousand dollars ($16,000) (the “Cash”) by causing said amount to be wired to the account set forth on Schedule 3 hereto.  AGCP and PPLG shall promptly acknowledge receipt of such funds to the other Parties.

3.            Effectiveness of Releases; Dismissal of Causes of Actions.  As further provided below, certain releases and agreements provided for herein will become effective, upon satisfaction of certain conditions, in connection with Causes of Action 3 through 10 of the Action, inclusive (the “Note Causes of Action”) and certain other releases and agreement provided for herein will become effective, upon satisfaction of certain other conditions, in connection with Causes of Action 1 and 2 of the Action (the “Series A Causes of Action”), as follows:

3.1         Note Causes of Action; Delivery of Shares and Cash.

3.1.1         At the moment that PST has delivered the Shares to BCM pursuant to Section 2.1 and the Cash to PPLG pursuant to Section 2.2 (the “Note Conditions”), all of the releases and agreements this Agreement that are identified as becoming effective “upon satisfaction of the Note Conditions” (or comparable terminology) shall become effective, valid, binding, enforceable and non-revocable, even if the Court (as defined below) rejects the stipulations or orders of dismissal contemplated hereby.

3.1.2         To further perfect the effectiveness of such releases and agreements, but not as a condition to the effectiveness thereof, within two (2) business days of ZAM receiving the Cash and receiving written or email confirmation from or on behalf of by BCM of its receipt of the certificates representing the Shares, ZAM shall file a notice of dismissal with the Court in which the Action was filed (the “Action Court”): (i) with prejudice, of PST as to the Note Causes of Action, (ii) without prejudice, of Louis Glazer and Melanie Glazer, as to Causes of Action 8, 9 and 10 of the Action, and (iii) with prejudice, of Steven Bodnar as to Cause of Action 10 of the Action, in each case, without costs or attorneys’ fees.  ZAM shall take any and all other reasonably necessary actions to cause the dismissal of the Note Causes of Action to be entered by the Action Court.

Settlement Agreement, dated December 27, 2010

3.1.3         Regardless of any failure, breach or default in connection with the Series A Causes of Action or the Interpleader/Agreement Condition or any release or agreement related thereto, the releases, covenants and agreements that are identified as becoming effective “upon satisfaction of the Note Conditions” (or comparable terminology) shall remain valid, binding and enforceable in accordance with their terms and conditions and shall not be affected in any way whatsoever.

3.2         Series A Causes of Action; Interpleader/Agreement.

3.2.1         At the moment that either (i) PST files an Interpleader action with the Los Angeles County Superior Court (the “Interpleader Court”) within 30 days after the Effective Date (provided, if the Interpleader Court dismisses or otherwise objects to such action, then an additional 30 days shall be added in which PST may seek to amend the action to address the court’s objections or concerns), interpleading with the Interpleader Court $9,100.00 (currently due) and any other dividends that may become due prior to filing with the Interpleader Court (the “Interplead Property”) representing the dividends on 2,600 shares of Series A Preferred allegedly owned by Zealous Partners, LLC (“ZP”) (pursuant to an allegedly proper assignment from Zealous Income Partners, LLC) for the quarters ended June 30, 2010 and the quarter ended September 30, 2010, and naming ZP and Louis Glazer and such affiliates and related parties as PST deems appropriate as nominal defendants in such Interpleader action, or (ii) ZP and Louis Glazer reach written agreement after the date hereof regarding the disposition of the Series A Preferred and the dividends thereon (an “Ault—Glazer Agreement”) (clauses (i) or (ii) being referred to as the “Interpleader/ Agreement Condition”), all of the releases and agreements this Agreement that are identified as becoming effective “upon satisfaction of the Interpleader/Agreement Condition” (or comparable terminology) shall become effective, valid, binding, enforceable and non-revocable. PST shall at all times reserve the right to interplead the Interplead Property with the Interpleader Court even if any other Party or Person wishes to pursue, or is pursuing, an Ault—Glazer Agreement, with the effects and consequences described herein.

3.2.2         To further perfect the effectiveness of such releases and covenants not to sue, but not as a condition to the effectiveness thereof, within two (2) business days either of ZAM receiving a copy of the Interpleader Action filed stamped by the Interpleader Court, receiving a copy of an Ault—Glazer Agreement, ZAM shall file a stipulation of dismissal with prejudice of PST as to the Series A Causes of Action, without costs or attorneys’ fees.  ZAM shall take any and all other reasonably necessary actions to cause the dismissal to be entered by the Action Court.  If PST fails to comply with any part of this Section 3.2 the sole consequences are that neither the stipulation of dismissal with prejudice of PST as to the Series A Causes of Action nor the release and covenant not to sue with respect to such Series A Causes of Action will become effective but PST shall not be liable for any damages and all other releases, covenants not to sue and provisions of this Agreement shall remain valid, binding and effective in accordance with their terms.

Settlement Agreement, dated December 27, 2010

3.2.3         During the 30 (or, as applicable under Section 3.2.1, 60) days in which PST is permitted to interplead the Interplead Property, ZAM shall forebear from any and all action in connection with the Series A Causes of Action.   If for any reason the court in the Interpleader Action refuses to accept the case or the Interplead Property and an Ault—Glazer Agreement has not been reached during that same period, the Zealous/Ault Parties shall reasonably cooperate with PST to find an alternative court, or comparable arrangement (including involving an escrow agent) to substantially approximate the result of the intended Interpleader Action (an “Alternate Arrangement”), in which case the consummation of such Alternate Arrangement shall have the same effect as satisfaction of the Interpleader/Agreement Condition.

4.           Agreements and Acknowledgments Regarding the Consideration.

4.1         Irrevocably and automatically upon satisfaction of the Note Conditions:

4.1.1         Each Zealous/Ault Party (including, without limitation, AGCP), agrees that the delivery of the Shares to BCM pursuant to this Agreement (i) is pursuant to its request and is a direct material benefit to AGCP in that it constitutes a payment to its judgment creditor, BCM and has induced BCM to enter this Agreement which benefits AGCP, and (ii) constitutes a complete and  irrevocable discharge and extinguishment and repayment in full of the Note, the Amendment of Note (including the Security Agreement and Guaranty of Payment referenced therein), the Advancement Agreement (including all amendments or course of performance related thereto, the “Note Documents”), all indebtedness represented thereby (including, without limitation, principal, interest, fees (including attorneys fees and costs of collection), default penalties, accrued amounts, damages, conversion rights, lost opportunities and every other kind of consideration, compensation or value (“Indebtedness”)) including any Indebtedness due, owing, allegedly due or owing, arising out of, in connection with, related to or under, including for any breach or default, actual or alleged, under the Note Documents, and fully satisfies and terminates all obligations and conversion privileges arising under the Note Documents, and that PST has no obligation to issue any Zealous/Ault Party any shares of capital stock under the Note Documents or otherwise, such obligations being fully discharged;

4.1.2         (i) Each of the Note Documents shall terminate and be of no further force or affect and no party thereto shall have any further liability to the other thereunder (except that Section 3.4 of the Amendment of Note shall remain in effect), (ii) AGCP shall, and shall be deemed to have, fully and unconditionally released every security interest created by that certain Security Agreement referenced in the Amendment of Note, and shall terminate, and shall be deemed to have terminated, every other lien, security interest, charge, encumbrance and pledge (“Liens”) on or affecting the assets, business or stock of PST and its subsidiaries, and shall promptly file (and hereby authorizes PST to file) termination statements under the Uniform Commercial Code (or equivalent law) in every applicable state and jurisdiction evidencing the termination of all such Liens and (iii) the Guaranty of Payment executed by SurgiCount Medical, Inc. referenced in the Amendment of Note is terminated, released and is of no further force and effect, with no liability to PST or SurgiCount Medical thereunder.

4.2         Irrevocably and automatically upon satisfaction of the Note Conditions, BCM agrees that the delivery of the Shares to BCM pursuant to this Agreement (i) is a direct material benefit to BCM and (ii) constitutes complete and irrevocable discharge and extinguishment and satisfaction in full of the BCM First Judgment against all defendants named in the BCM First Action and the First BCM Total Judgment Amount, including any amounts owing on account of any failure of AGCP to have paid the BCM Total Judgment Amount.

Settlement Agreement, dated December 27, 2010

4.3         Irrevocably and automatically upon satisfaction of the Note Conditions, BCM agrees that the delivery of the Shares to BCM pursuant to this Agreement fully satisfies the Levy and Writ and the entirety of PST’s obligations thereunder; the Levy and Writ will be deemed withdrawn (and will notify the U.S. Marshall to that effect)  and BCM agrees not to  seek new levies or writs, or take any other legal action, against PST in connection with the Shares; and BCM agrees that PST has no obligations to BCM in connection with the Note Documents.

4.4         Irrevocably and automatically upon satisfaction of the Interpleader/Agreement Condition:

4.4.1         The Zealous/Ault Parties agree that PST is not, as of the Effective Date, in arrears with respect to more than 6 quarters of dividends on its Series A Preferred Stock and will not claim otherwise.

4.4.2         The Zealous/Ault parties agree that each time that PST pays a dividend or other distribution or redemption amount on or with respect to the Series A Preferred Stock after the Effective Date  (“Future Amounts”), it may do so to the Interpleader Court, and all such interplead Future Amounts shall be deemed covered by the releases and covenants not sue as if they were the Interplead Property and shall not be deemed in arrears (and if PST for any reason fails to pay such Future Amounts to such court, then the sole consequence is that such Future Amounts shall be excluded from the releases and covenants not sue herein, but any amounts already paid to such court shall remain covered by the same and no other releases or covenants not to sue shall be impaired or affected).  In addition, the Zealous/Ault Parties agree not to hold PST accountable if they disagree with the judgment of the court in the Interpleader Action, and shall look solely to other parties for recourse, if any, they may have in connection with the outcome of the Interpleader Action.

5.           Releases; Covenants Not to Sue.

5.1.1      Releases of PST.  Irrevocably and automatically upon satisfaction of the Note Conditions (solely as to sub-paragraph (i) of this Section 5.1, and irrevocably and automatically upon satisfaction of the Interpleader/Agreement Condition (solely as to sub-paragraph (ii) of this Section 5.1), the Zealous/Ault Parties, on behalf of themselves and their Related Parties (as defined in Section 5.5) (collectively (and for added emphasis, each and every instance of this defined term includes, without limitation, Milton “Todd” Ault III , AGCP and CoreStream), the “Zealous/Ault Releasing Parties”), hereby release, absolve, and forever discharge PST, and each of its Related Parties (the “PST Released Parties”) from any and all Claims (as defined in Section 5.5) which the Zealous/Ault Releasing Parties, and each of them, now have, owns, or holds, or at any time heretofore had, owned, or held, or could or shall or may hereafter have, own, or hold based upon, related to, or by any reason of any manner, cause, fact, act or omission occurring or arising (i) before and through the date hereof or, if later, the date the Note Conditions are satisfied, relating to or arising out of the Note Causes of Action or which could have been asserted in the Note Causes of Action (or without limitation, claims of fraud or fraud in the inducement relating to any matter including the entry into this Agreement), together with any other matter, incident, circumstance, contract, breach, error or omission by on behalf of PST or the PST Released Parties whether or not related to the Action (except for the Series A Causes of Action) and (ii) heretofore or, if later, the date the Interpleader/Agreement Condition is satisfied, relating to or arising out of the Series A Causes of Action or which could have been asserted in the Series A Causes of Action, together with any other matter, incident, circumstance, contract, breach, error or omission by on behalf of PST or the PST Released Parties in connection with the Series A Stock or the Interplead Property. To the extent (but only to the extent) that the release by Milton "Todd" Ault, III of any Claim contained in this paragraph would be legally invalid unless approved by the bankruptcy court currently presiding over the pending bankruptcy case of Milton "Todd" Ault (a "Section 5.1.1 Barred Claim"), then the release in this paragraph shall not operate to release such Section 5.1.1 Barred Claim unless and until such court approval is obtained; provided, however, that whether or not such court approval is obtained, Milton "Todd" Ault, III represents and warrants that he does not have any Claim that would be released by this paragraph or that would be a Section 5.1.1 Barred Claim.  Further, in the event that any court finds that Milton "Todd" Ault III does not have the power to release the claims herein and/or invalidates his release, any release by the other parties hereto of any claim or claims against Milton Todd Ault, III will be deemed to be null and void and/or withdrawn.

Settlement Agreement, dated December 27, 2010

5.1.2      Covenant Not to Sue.  The Zealous/Ault Parties also hereby covenant to refrain from, directly or indirectly (including by causing the Zealous/Ault Releasing Parties to refrain from), suing, asserting or threatening any claim or demand, or commencing, instituting or causing to be commenced, or maintaining, any proceeding of any kind (in court, arbitration or otherwise) against any PST Released Party, based upon any matter purported to be released by the Zealous/Ault Releasing Parties in this Section 5.1.  The releases in Section 5.1.1(i) and 5.1.1(ii) and the related covenants not to sue are independent, and no failure to satisfy the conditions to one such release shall affect the validity and effectiveness of the other.

5.2         Releases of BCM; Covenant Not to Sue; Non-Disparagement.

5.2.1      Release.  Irrevocably and automatically upon satisfaction of the Note Conditions, the Zealous/Ault Releasing Parties (and for added emphasis, each and every instance of this defined term includes without limitation  Milton “Todd” Ault, III and CoreStream), for themselves, and for its/his/their heirs, executors, successors, predecessors, affiliates and/or assigns, hereby release, absolve, and forever discharge Steven Bodnar and BCM, and each their Related Parties (the “BCM Released Parties”) knowingly and unconditionally and its/his/their heirs, executors, successors, predecessors and affiliates and/or assigns, from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever in any manner and/or in any form, including in law, admiralty or equity, which the Zealous/Ault Releasing Parties and/or the Zealous/Ault Releasing Parties' heirs, executors, successors, subsidiaries, affiliates, parents, predecessors and assigns ever had, now have or hereafter can, shall or may have, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement, including without limitation, any claims or causes of action related to the facts or actions alleged in Cause of Action 10 in the Action or which could have been asserted in the in the Action or without limitation, claims of fraud or fraud in the inducement relating to any matter including the entry into this Agreement. To the extent (but only to the extent) that the release by Milton "Todd" Ault, III of any Claim contained in this paragraph would be legally invalid unless approved by the bankruptcy court currently presiding over the pending bankruptcy case of Milton "Todd" Ault (a "Section 5.2.1 Barred Claim"), then the release in this paragraph shall not operate to release such Section 5.2.1 Barred Claim unless and until such court approval is obtained; provided, however, that whether or not such court approval is obtained, Milton "Todd" Ault, III represents and warrants that he does not have any Claim that would be released by this paragraph or that would be a Section 5.2.1 Barred Claim.  Further, in the event that any court finds that Milton "Todd" Ault III does not have the power to release the claims herein and/or invalidates his release, any release by the other parties hereto of any claim or claims against Milton Todd Ault, III will be deemed to be null and void and/or withdrawn.1

1 All Parties acknowledge that the release in this Section 5.2 is worded differently than the other releases solely as a result of separate negotiations between BCM and the Zealous/Ault Parties, and the difference is not intended to imply anything with respect to such other releases.

Settlement Agreement, dated December 27, 2010

5.2.2      Covenant Not to Sue.  The Zealous/Ault Parties (and for added emphasis, each and every instance of this defined term includes without limitation  Milton “Todd” Ault, III and CoreStream), for themselves, and for its/his/their heirs, executors, successors, predecessors, affiliates and/or assigns also hereby covenant to refrain from, directly or indirectly (including by causing the Zealous/Ault Releasing Parties to refrain from), suing, asserting or threatening any claim or demand, or commencing, instituting or causing to be commenced, or maintaining, any proceeding of any kind (in court, arbitration or otherwise) against any BCM Released Party, based upon any matter purported to be released by the Zealous/Ault Releasing Parties in this Section 5.2.

5.2.3      Non-disparagement. The Zealous/Ault Parties, the Zealous/Ault Releasing Parties and/or (for added emphasis) Milton "Todd" Ault, III on the one hand and Steven Bodnar, BCM and/or and the BCM Released Parties on the other, agree not to make any statements, written or verbal, or cause or encourage others to make any statements (excluding any statements required by law, i.e. to SEC), written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of each other, their employees, directors, and officers, managers or shareholders. The Parties named in this Section 5.2.3 acknowledge and agree that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, investors, potential investors, any board of directors or advisory board or directors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and clients.  The Parties understand and agree that this Section 5.2.3 is a material provision of this Agreement and that any breach of this Section shall be a material breach of this Agreement, and that each Party would be irreparably harmed by violation of this provision.

5.3         Releases of AGCP.

5.3.1      Release.  Irrevocably and automatically upon satisfaction of the Note Conditions, PST, on behalf of itself and its Related Parties (the “PST Releasing Parties”), hereby release, absolve, and forever discharges AGCP and each of their Related Parties (excluding, for purposes of this Section 5.3, Milton “Todd” Ault III, unless and until the Ault Release Condition is satisfied) (the “AGCP Released Parties”), from any and all Claims which the PST Releasing Parties, and each of them, now have, owns, or holds, or at any time heretofore had, owned, or held, or could or shall or may hereafter have, own, or hold based upon, related to, or by any reason of any manner, cause, fact, act or omission occurring or arising before and through the date hereof or, if later, the date the Note Conditions are satisfied, relating to or arising out of Section 3.2(a) or Section 3.2(b) of the Note Documents.

Settlement Agreement, dated December 27, 2010

5.3.2      Covenant Not to Sue.  PST also hereby covenant to refrain from, directly or indirectly (including by causing the PST Releasing Parties to refrain from), suing, asserting or threatening any claim or demand, or commencing, instituting or causing to be commenced, or maintaining, any proceeding of any kind (in court, arbitration or otherwise) against any AGCP Released Party, based upon any matter purported to be released by the PST Releasing Parties in this Section 5.3.

5.4         Release of AGCP; Covenant Not to Sue by BCM/Bodnar.

5.4.1      Release.  Irrevocably and automatically upon satisfaction of the BCM First  Judgment, BCM and Steven Bodnar, on behalf of itself and its Related Parties (the “BCM Releasing Parties”), hereby release, absolve, and forever discharges the AGCP Released Parties (excluding, for purposes of this Section 5.4, Milton “Todd” Ault III, unless and until the Ault Release Condition is satisfied), from any and all Claims which the BCM Releasing Parties, and each of them, now have, owns, or holds, or at any time heretofore had, owned, or held, or could or shall or may hereafter have, own, or hold based upon, related to, or by any reason of any manner, cause, fact, act or omission occurring or arising heretofore related to the BCM First Judgment.

5.4.2.     Covenant Not to Sue.  BCM also hereby covenants to refrain from, directly or indirectly (including by causing the BCM Releasing Parties to refrain from), suing, asserting or threatening any claim or demand, or commencing, instituting or causing to be commenced, or maintaining, any proceeding of any kind (in court, arbitration or otherwise) against any AGCP Released Party, based upon any matter purported to be released by the BCM Releasing Parties in this Section 5.4.  Specifically excluded from the Release set out in Section 5.4.1 and any Release executed by BCM or Bodnar in this Agreement and the Covenant not Sue set out in this Section 5.4.2, and any Conveant not to Sue executed by BCM or Bodnar in this Agreement is BCM's right to enforce and/or levy in the broadest manner possible , and against any applicable individual or party, including the defendants named  , in the the Judgment, as amended from time to time, obtained in that certain action first filed in the United States District Court for the District of Connecticut, known as, BODNAR CAPITAL MANAGEMENT, LLC  v. MILTON “TODD” AULT, III, ZEALOUS HOLDINGS, INC., f/k/a The Ault Glazer Group, Inc., f/k/a Ault Glazer Bodnar & Company, Inc. et al., , Civil No. 3:08CV1601 (JBA).  (The Judgment obtained therein will be referred to as the "BCM Second Judgment" and the Action shall be referred to as the "BCM Second Action"), and/or their successors, predecessors, heirs, affiliates, assigns, transferees or garnishees of any description, all without limitation .

5.5.        Definitions.  For purposes of this Agreement, the following definitions shall apply:

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

Settlement Agreement, dated December 27, 2010

“Applicable Party,” “Applicable Released Parties” and “Applicable Releasing Parties”: In connection with Section 5.1, the Applicable Party means the Zealous/Ault Parties, the Applicable Released Parties means the PST Released Parties and the Applicable Releasing Parties means the Zealous/Ault Releasing Parties; In connection with Section 5.2, the Applicable Party means the Zealous/Ault Parties, the Applicable Released Parties means the BCM Released Parties and the Applicable Releasing Parties means the Zealous/Ault Releasing Parties; and In connection with Section 5.3, the Applicable Party means PST, the Applicable Released Parties means the AGCP Released Parties and the Applicable Releasing Parties means the PST Releasing Parties; In connection with Section 5.4, the Applicable Party Means BCM, the applicable Released Parties means the AGCP Released Parties and the Applicable Releasing parties the BCM Releasing Parties.

“Ault Release Condition” means that Milton “Todd” Ault III has (i) delivered a written joinder to this Agreement, reasonably satisfactory to PST and BCM, providing that he personally obligates himself to all of the releases and covenants herein as if he were one of the Zealous/Ault Parties, (ii) received a final order from the Bankruptcy court with jurisdiction over his currently pending bankruptcy case expressly stating that such joinder agreement is approved and without any conditions therein, the form and substance of such order to be reasonably satisfactory to PST and BCM and (iii) not taken action after the date hereof that, were he a party hereto as of the date hereof, would have been a breach hereof.

“Claims” means all claims, demands, controversies, causes of action, damages (actual, incidental, consequential, lost opportunities, punitive or other), rights, liabilities, obligations, contracts, costs or expenses (including attorneys fees and costs of investigation), whatsoever, in each case whether known or unknown, suspected or unsuspected, and in each case under any legal or equitable theory.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or unincorporated organization, association or group, or other form of business enterprise, or a governmental entity.

“Related Parties” means, with respect to a specified Person or Persons, the predecessors, successors, assigns, transferees, parents, subsidiaries, Affiliates, officers, directors, boards of directors (and committees thereof), equity holders, shareholders, partners, joint venturers, agents, attorneys, representatives and employees of such Person or Persons, and each of them and the immediate family of any the foregoing who is a natural person, and its/his/their heirs and executors.

5.6         Notwithstanding anything in this Section 5 to the contrary, nothing in this Section 5 shall operate to release, absolve, discharge, affect or modify any obligation a Party has to another Party under or arising out of this Agreement or any breach hereof.

7.           Waiver of Civil Code Section 1542.

7.1         Each Party acknowledges the risk that subsequent to the execution of this Agreement, a Party may discover facts or may incur, suffer or discover losses, damage or injuries which are unknown and unanticipated at the time this Agreement is executed, which if known on the date of execution of this Agreement, may have materially affected his, her or its decision to give the release contained in this Agreement.  Despite this knowledge and understanding, it is the express intention of the Parties to settle fully, finally and forever all claims arising out of or related to the Action.  The Parties acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

Settlement Agreement, dated December 27, 2010

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

7.2         The Parties abandon, release, waive and relinquish all rights and benefits which they may acquire under Section 1542 of the Civil Code of the State of California (or any similar law of any other state) pertaining to the subject matter of this Agreement..

7.3         The Parties hereby acknowledge that the foregoing waiver of the provisions of Section 1542 of the California Civil Code (or any similar law of any other state) was separately bargained for.  The Parties expressly consent that this release shall be given full force and effect in accordance with each and all of its express terms and provisions, including those terms and provisions relating to unknown and unsuspected claims, if any.

8.           Representations and Warranties.  Each of the undersigned Parties represents and warrants that with respect to the respective releases and covenants given by the Parties hereto, no portion of any claim, right, demand, action or cause of action released hereunder, and no portion of any recovery or settlement to which any Party might be entitled based upon any such claim, right, demand, action or cause of action, has been assigned or transferred to any other person, firm or corporation, in any manner, including by way of subrogation, operation of law, attorneys’ lien, power of attorney, or otherwise.  Further, each of the undersigned Parties individually/as entity represents and warrants that he, she or it has the right, power and authority to enter into this Agreement, and that this Agreement constitutes such Party’s legal, valid and binding obligation, enforceable against such Party in accordance with its terms.  Each Party, person and entity executing this Agreement has full power and authority to do so, and all necessary resolutions and authorizations have been obtained.  Each Party agrees, with respect to any transfer or assignment or purported transfer or assignment by such party, to indemnify and hold harmless each other party against any claim, demand, debt, obligation, liability, cost, expense, right of action or cause of action, based on, arising out of, or in connection with, any such transfer or assignment or purported transfer or assignment.  Each Party represent to each other Party that it is an “accredited investor” as defined under Regulation D of the Securities Act of 1933.

The Zealous/Ault Parties represent to the other Parties hereto that: (a) CoreStream Energy, Inc. was formerly known as Zealous, Inc., and now wholly-owns all of the outstanding equity interests of Zealous Interactive, Zealous Holdings, Inc. (which is now in Chapter 7 Bankruptcy proceedings) and Health and Wellness Partners, Inc.; (b) Zealous Holdings, Inc. now wholly-owns all of the outstanding equity interests of Zealous Capital Markets, LLC and of Zealous Asset Management, LLC; (c) Zealous Asset Management, LLC now is the sole general partner of Zealous Partners, LLC, and the sole manager of Ault Glazer Capital Partners, LLC; (d) Zealous Capital Markets, LLC now wholly-owns Zealous, ATS; and (e) each signature hereto has all corporate and shareholder power and authority necessary to enter, deliver and perform its obligations under this Agreement, this Agreement does not require any court approval with respect to any Zealous/Ault Parties and the bankruptcy proceedings of Zealous Holdings, Inc. have no effect on the validity or enforceability of this Agreement or any Zealous/Ault's party ability to enter, deliver and perform this Agreement.

Settlement Agreement, dated December 27, 2010

9.           Representation by Counsel.  Each of the undersigned Parties represents and warrants that it has been represented by legal counsel of its choosing in connection with this Agreement and the settlement to which it relates and executes it knowingly and voluntarily after receiving such legal advice, and that, in executing this Agreement, the Parties represent and acknowledge that they have been fully advised by their legal counsel as to their rights and consequences of signing this Agreement.  The Parties further represent and acknowledge that they fully understand and appreciate the meaning of each of the terms of this Agreement and that they understand that they may be waiving legal rights or claims by signing this Agreement and that they are voluntarily entering into this Agreement with a full and complete understanding of its terms and legal effect and with the intent to be legally bound by this Agreement.

10.         Reliance.  Each of the undersigned Parties represents and warrants that, in executing this Agreement, it has relied solely on the statements expressly set forth herein, and has placed no reliance whatsoever on any statement, representation, or promise of any other Party, or any other person or entity, not expressly set forth herein, or upon the failure of any other Party or any other person or entity to make any statement, representation or disclosure of anything whatsoever.  The discovery by any Party, subsequent to the execution of this Agreement, of any facts not heretofore known to that Party, or that the facts or law upon which any Party relied in executing this Agreement were not as that Party believed it to be, shall not constitute grounds for declaring this Agreement void, avoidable or otherwise unenforceable.  This paragraph is intended by the Parties to preclude any claim that any Party was fraudulently induced to enter this Agreement, or was induced to enter this Agreement by a mistake of fact or law.

11.         General Provisions.

11.1       Indemnification; Liquidated Damages.  Without in any way limiting any of the rights and remedies otherwise available to any of the any of the Applicable Released Parties hereunder, the Applicable Party (as defined in Section 5) shall indemnify and hold harmless each of its Applicable Released Parties (as defined in Section 5) from and against any and all loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys’ fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (a) the assertion by or on behalf of the Applicable Releasing Parties (as defined in Section 5) of any claim or other matter purported to be released pursuant to Section 5 by the Applicable Party and/or (b) the assertion by any third party of any claim or demand against any of the Applicable Released Parties which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Applicable Releasing Parties against such third party of any claims or other matters purported to be released pursuant to Section 5 by the Applicable Party; provided, however, solely in connection with a violation of a covenant not to sue in Section 5, the breaching Party and the aggrieve Party agree that, (i) for each violation of such covenant by the breaching Party, the breaching Party shall pay the aggrieved party, as liquidated damages, and not as penalty, $100,000, plus all attorneys fees and expenses of the aggrieved party in connection with enforcing the covenant not to sue, and that (ii) these liquidated damages are reasonable in amount and appropriate in connection with the covenants not to sue in this Section 5 because damages will be extremely difficult to calculate in the event of a breach of said covenants and that (iii) the liquidated damages provided for in this Section 11.1 are the only monetary remedy for breach of the covenants not to sue in Section 5, but do not in any way limit any non-monetary remedy (such as injunction) that are available for breach of the covenants not to sue, and do not in any way limit or apply to any other breach of Section 5 (such as in respect to the releases) or any other term, condition or provision of this Agreement.

Settlement Agreement, dated December 27, 2010

11.2       Attorneys Fees.  In any dispute arising from or relating to this Agreement, the prevailing party shall be entitled to recovery of its reasonable attorneys’ fees and costs, in addition to all other damages and remedies available.

11.3       Governing Law; Consent to Jurisdiction.

11.3.1    The Zealous/Ault Parties and the Zealous/Ault Releasing Parties agree, confirm and warrant that the State or Federal Court Courts sitting in the State of California, County of Los Angeles, with California law to apply, without giving effect to any conflict of laws principles, will be the sole and exclusive forum for any disputes or actions between or among the Zealous/Ault Parties and the Zealous/Ault Releasing Parties and PST or the PST Released Parties, including without limitation, claims for breach of this Agreement, and the Zealous/Ault Parties and the Zealous/Ault Releasing Parties consent to the personal jurisdiction of the State or Federal Court Courts sitting in the State of California, County of Los Angeles and will not raise any objection thereto on the basis of personal or subject matter jurisdiction.

11.3.2    The Zealous/Ault Parties and the Zealous/Ault Releasing Parties agree, confirm and warrant that the State or Federal Courts sitting in the State of Connecticut, with Connecticut law to apply, without giving effect to any conflict of laws principles, will be the sole and exclusive forum for any disputes or actions between or among the Zealous/Ault Parties and the Zealous/Ault Releasing Parties and BCM, Bodnar or the BCM Released Parties, including without limitation, claims for breach of this Agreement, and the Zealous/Ault Parties and the Zealous/Ault Releasing Parties consent to the personal jurisdiction of the State or Federal Court Courts sitting in the State of Connecticut, and will not raise any objection thereto on the basis of personal or subject matter jurisdiction for any matter related to this Agreement.

11.3.3    For added emphasis, Milton “Todd” Ault, III is expressly included within each reference in this Section 11.3 to the Zealous/Ault Parties and the Zealous/Ault Releasing Parties, and the absence of such references for added emphasis in such definitions appearing in other parts of this Agreement do not in any way imply that Milton “Todd” Ault III is excluded therefrom.

11.4       Full Satisfaction.  This Agreement, and the rights and benefits provided by it, are acknowledged by the Parties to be in full and complete settlement and satisfaction of the claims that are released.

11.5       No Admissions.  The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement.  Neither the fact of this Agreement, its terms and conditions, nor any action taken or statements made by the Parties in connection with this Agreement shall ever, under any circumstances, be deemed or construed to be:  (a) an admission of the truth or falsity of the claims asserted in the Action; or (b) an acknowledgement or admission by any Party of any fault or liability whatsoever.

Settlement Agreement, dated December 27, 2010

11.6       Entitled Costs.  Other than as set forth herein, the Parties shall bear their own costs and attorneys’ fees incurred in the Action.

11.7       Integration.  Except as otherwise stated herein, this Agreement contains the entire and only understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreements, representations and understandings with respect to the subject matter hereof.  The Parties, and each of them, represent and agree that no promise, statement or inducement has been made that caused it to sign this Agreement, other than those expressly set forth in this Agreement.  Any and all representations that any Party considers to be material to its decision to enter into this Agreement have been included in this Agreement and each Party agrees that any alleged representation not included in this Agreement was not material to its decision to enter into this Agreement.  This Agreement shall be accepted as conclusive proof that any reliance by any Party on any alleged representation not included in this Agreement shall not be justified.  In any action where any Party contends that any other Party has made any representation, or failed to disclose any fact, and such contention is inconsistent with this paragraph, the court, arbitrator or other tribunal shall summarily dismiss any such claim, even if the applicable law would not support such summary dismissal.

11.8       Modification.  This Agreement may not be altered, amended, or extinguished except by a writing which expressly refers to this instrument and is signed subsequent to the date of this instrument by duly authorized representatives of the Party against whom enforcement of any such alteration or amendment is sought.

11.9       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the Parties.

11.10     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures by facsimile and scanned portable digital format (aka, pdf) signatures shall be of the same force and effect as if in original ink.

11.11     Headings.  The headings and captions used in this Agreement are for convenience only and shall not be deemed to affect in any way the language of the provisions to which they refer.

11.12     Interpretation.  This Agreement shall be interpreted as if jointly drafted by the Parties, and no provision shall be interpreted against any Party because such provision was drafted by that Party.

11.13     Severability.  If any portion of this Agreement is found invalid, that portion may be severed from the Agreement and shall not affect the validity of the remainder of the Agreement.

Settlement Agreement, dated December 27, 2010

11.14.    Pleading of Release as Bar to Suit.  The provisions of this Agreement may be pleaded as a full and complete defense to, and may be used as the basis for any injunction against, any action, suit or other proceeding that may be instituted, prosecuted or attempted in breach of this Agreement.

11.15     Disclosure.  All Parties acknowledge that if PST determines that it is required  to publicly disclose and file this Agreement on the SEC’s public EDGAR database,  PST may do so, and comply with its other disclosure obligations in connection with this Agreement under applicable law, SEC forms and rules and stock exchange regulations.

11.16     Confidentiality.  The Parties hereto agree not to disclose the terms of this Agreement and/or the facts and issues relating to and/or addressed in this Agreement to any person and/or entity, except as provided for specifically in Paragraph 11.15 above, and as otherwise required by law, and as may be needed for any law enforcement purpose.  Except as provided for specifically in Paragraph 11.15 above, and as otherwise required by law, and as may be needed for any law enforcement purpose, this Agreement and the terms thereof shall be maintained in strict confidence by all parties. Except as provided for specifically in Paragraph 11.15 above, and as otherwise required by law, and as may be needed for any law enforcement purpose, no party shall initiate, nor participate in, a press release, press conference or other public disclosure of the settlement embodied by this Agreement, it being agreed by all Parties that the policy of the law is best served by private settlements.   In the event of press or other inquiry, the Parties agree they will state that they have “no comment”, except PST as provided in Section 11.15 and that is entitled  to refer the inquiring party to its SEC filings and provide its legal analysis of this Agreement.  In the event any Party hereto receives service of process seeking to require disclosure of the terms of this Agreement, then such Party will immediately notify the other Parties and will reasonably cooperate with the other Parties to obtain confidential treatment, to the extent it is available.

11.17     Separate Obligations.  Every obligation assigned in this Agreement to a given Party is the obligation only of that given Party; no other Party hereto is a guarantor or surety or is otherwise responsible for the another Party’s obligations herein.

11.18     Suspended Parties.  No obligation of any Zealous/Ault Party shall be reduced, mitigated or affected by virtue of the fact that some of the Zealous/Ault Parties might be Suspended Zealous/Ault Parties.  The Zealous/Ault Parties hereby jointly and severally covenant to (i) indemnify each other Party hereto arising from any obligation of any Zealous/Ault Party being affected by the fact that some of the Zealous/Ault Parties might be Suspended Zealous/Ault Parties, (ii) not assert any defense to any obligation herein on account of there being any Suspended Zealous/Ault Parties, and (iii) cause each other Zealous/Ault Party to perform its obligations hereunder and take all necessary action reasonably requested by any other Party hereto to cure the reason for any Zealous/Ault Party being a Suspended Zealous/Ault Party is so being in any way adversely affects another Party’s rights hereunder.

Settlement Agreement, dated December 27, 2010

IN WITNESS WHEREOF, the Parties have approved and executed this Agreement on the dates set forth opposite their respective signatures.

Patient Safety Technologies, Inc.	CoreStream Energy, Inc.

By:/s/ Brian Stewart	By:/s/ Chris Rainbolt

Its: President and CEO	Its: CEO

Angel Acquisition Corp.	Ault Glazer Capital Partners, LLC

By:/s/ Milton “Todd” Ault III	By: /s/ Milton “Todd” Ault III

Its: Pres	Its: Mgr

Zealous Asset Management, LLC	Zealous Partners, LLC

By: /s/ Milton “Todd” Ault III	By: /s/ Milton “Todd” Ault III

Its: Mgr	Its: Mgr

Zealous Interactive, Inc.	Health and Wellness Partners, Inc.

By: /s/ Milton “Todd” Ault III	By: /s/ Milton “Todd” Ault III

Its: Pres	Its: Chairman & CEO

Zealous Capital Group, Inc.	Zealous Trading Group, Inc.

By: /s/ Milton “Todd” Ault III	By: /s/ Milton “Todd” Ault III

Its: Mgr	Its: CEO/Pres

Zealous Capital Markets, LLC	ASNI-II, Inc.

By: /s/ Milton “Todd” Ault III	By: /s/ Milton “Todd” Ault III

Its: Mgr	Its: Pres

Zealous ATS, LLC	Zealous Real Estate Partners, LLC

By: /s/ Milton “Todd” Ault III	By: /s/ Milton “Todd” Ault III

Its: Mrg	Its: Mgr

Zealous Real Estate Consulting, LLC	Ault Glazer & Co., Inc.

By: /s/ Milton “Todd” Ault III	By: /s/ Milton “Todd” Ault III

Its: Mgr	Its: Pres

Settlement Agreement, dated December 27, 2010

Signature page to December 27, 2010 Settlement Agreement, continued.

Zealous Income Partners, L.P.	Steven Bodnar

By: /s/ Milton “Todd” Ault III	/s/ Steven Bodnar

Its: Mgr

Bodnar Capital Management, LLC	Milton “Todd” Ault, III

By:/s/ Steven Bodar	/s/ Milton “Todd” Ault III

Its: Managing Member

Settlement Agreement, dated December 27, 2010

SCHEDULE 1

BODNAR CAPITAL MANAGEMENT, LLC DELIVERY AND REGISTRATION INFORMATION

Registered Name: Bodnar Capital Management, LLC

Registered address to be separately provided by BCM

Deliver certificate to:

Bodnar Capital Management, LLC
c/o
Grayson & Associates, PC
124 West Putnam Avenue
Second Floor
Greenwich, Connecticut 06830
Telephone (203) 622-8100
Facsimile (203) 622-8104
Attention: Eric Grayson

Settlement Agreement, dated December 27, 2010

SCHEDULE 2

SECURITIES LAW LEGEND

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT, INCLUDING PURSUANT TO RULE 144 UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN LOAN OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Settlement Agreement, dated December 27, 2010

SCHEDULE 3

PACIFIC PREMIER LAW GROUP WIRE INSTRUCTIONS

Settlement Agreement, dated December 27, 2010